Exhibit 10.1

November 29, 2021

Dear Giuseppe:

Congratulations! We are pleased to offer you the role of Executive Vice President and Chief Operating Officer, reporting to Joe Almeida, Chairman, President and Chief Executive Officer based in Deerfield, IL. This position will be effective Monday, November 29, 2021.

TERMS OF EMPLOYMENT

The following explains the terms of the offer:

•	Your new annual base salary will be $875,000.

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You will continue to be eligible to participate in the Management Incentive Compensation Program with a new bonus target of 95% of your annual base salary. Your new bonus target will be effective beginning on January 1, 2022, and the actual bonus you will receive will vary depending on both Baxter performance and your individual assessment for the year.

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You will continue to be eligible to participate in the Long-Term Incentive (LTI) Program for senior management. Your new equity target will be $4,000,000, and the next annual LTI grant is scheduled for March 2022.

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Additionally, you will receive a one-time performance share unit (PSU) grant with a target grant value of $2,500,000. This one-time PSU grant will be made in March 2022 at the same time as the annual LTI grant and subject to the same performance metrics, vesting schedule and other terms and conditions as the PSUs granted in connection with the annual LTI grant.

•	The term of your employment continues to be “at will” which means that you or the Baxter may end your employment at any time and for any reason.

Giuseppe, we anticipate that you will continue to make a significant contribution to Baxter. Thank you for all that you do to advance Baxter’s Mission. Please indicate your acceptance of this role by signing and dating below and returning to Jeanne Mason, Senior Vice President, Human Resources.

AGREED TO AND ACCEPTED BY:	Date:

/s/ Giuseppe Accogli	November 29, 2021
Giuseppe Accogli